EXHIBIT 23.1

CONSENT OF JAMES A. MOYERS, CPA

INDEPENDENT ACCOUNTANT

I consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-88475; Form S-8 No. 333-39309; Form S-8 No. 333-14145; Form S-8 No. 333-53632; Form S-3 No. 333-52522 and Form S-3 No. 333-65720) of Toreador Resources Corporation of my report dated April 9, 2001, except for note 12 as to which the date is November 26, 2001, with respect to the consolidated financial statements of Madison Oil Company included in this Current Report (Form 8-K).

/s/ JAMES A. MOYERS, CPA
James A. Moyers, CPA

January 8, 2002

Dallas, Texas